Clement E. Klank III	942 South Shady Grove Road Memphis, TN 38120
Corporate Vice President –
Corporate Governance, Securities, and Tax Law

December 19, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Notice of Disclosure Filed in Quarterly Report on Form 10-Q under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that FedEx Corporation has made disclosure pursuant to such provisions in its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2024, which was filed with the U.S. Securities and Exchange Commission on December 19, 2024.

Respectfully submitted,

FedEx Corporation

By:	/s/ Clement E. Klank III
Clement E. Klank III Corporate Vice President – Corporate Governance, Securities, and Tax Law